EXHIBIT 99


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                                    N E W S

(303) 232-2121

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For Immediate Release:

                              September 16, 1996

                    FIRST COLORADO BANCORP, INC. ANNOUNCES
                           STOCK REPURCHASE PROGRAM

Lakewood, Colorado - Mr. Malcolm E. Collier, Jr., Chairman of First Colorado Bancorp, Inc., Lakewood, Colorado (the "Company"), the holding company of First Federal Bank of Colorado (the "Bank"), announced today that the Office of Thrift Supervision ("OTS") has approved a second stock repurchase program ("Program") providing for the repurchase of up to 5% of its 19,127,844 shares of Common Stock. Shares may be purchased in the open market during the period ending December 31, 1996, subject to the availability of stock, market conditions, the trading price of the stock and the Company's financial performance. Repurchased shares will be held as treasury shares and will be utilized for general corporate purposes, including the issuances of shares in connection with the exercise of stock options awarded under the Company stock benefit plans. The Company completed the repurchase of an initial 5% of its outstanding shares in the open market on August 9, 1996.

The Company is a unitary savings and loan holding company which owns all of the outstanding stock of the Bank. The Bank is a community-oriented, retail savings institution offering traditional deposit and mortgage loan products. The Bank primarily serves the Colorado counties of Denver, Adams, Arapahoe, Jefferson, Boulder, Douglas, Mesa, Delta and Montrose through a network of 26 offices, providing a full range of retail banking services, with emphasis on one-to-four family residential mortgages. Deposits at the Bank are insured up to the maximum permissible amount by the Federal Deposit Insurance Corporation ("FDIC"). The Corporation's common stock is traded on the Nasdaq National Market under the symbol "FFBA".

For further information, please contact Brian Johnson or Bill Marcoux at (303) 232-2121.

215 South Wadsworth Boulevard, Lakewood, Colorado 80226

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                         FIRST COLORADO BANCORP, INC.